EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-100947 and 106629, and in the Registration Statements on Form S-8 No. 33-42259 pertaining to the CytRx Corporation 1986 Stock Option Plan, No. 33-93816 pertaining to the CytRx Corporation 1994 Stock Option Plan, No. 33-93818 pertaining to the CytRx Corporation 1995 Stock Option Plan, No. 333-84657 pertaining to the CytRx Corporation 1998 Long Term Incentive Plan and No. 333-68200, No. 333-91068, No. 333-93305 and No. 333-123339 pertaining to the CytRx Corporation 2000 Long Term Incentive Plan, of our report dated March 25, 2003, with respect to the consolidated financial statements and schedule of CytRx Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia
March 28, 2005